Exhibit 99.1
T-3 Energy Services, Inc. Receives Purchase Order for Diamond
Series® Double Ram Subsea BOPS
HOUSTON, TEXAS, (PRIMEZONE WIRE) — October 9, 2008. T-3 Energy Services, Inc. (“T-3 Energy”) (NASDAQ:TTES — News) announced today that it has received a purchase order for two 18 3/4” — 10,000 psi T-3 Model 6012 Diamond Series® Double Ram Subsea Blowout Preventers (BOPs). These subsea pressure control products will be fitted with standard operators for normal well control operations with the exception of the upper ram cavity which will be fitted with larger bore shear operators. These larger bore products close and shear the drill string, forming a positive seal off at the well bore to shut in the well during emergency situations. The total package order is in excess of $3 million. The destination for these products will be drilling operations offshore Brazil.
T-3’s quoting activity continues to be robust in both the domestic and international market as we continue to distinguish ourselves as a major original equipment manufacturer of oil and gas pressure control products.
Gus D. Halas, T-3 Energy’s Chairman, President and Chief Executive Officer, remarked, “This order for our proprietary subsea equipment continues our expansion into key drilling markets. This order not only represents further penetration into the subsea market, but provides additional sales into one of our targeted markets which in this case is Brazil. Regardless of the region, T-3 continues to excel as a name-brand provider of customer-driven products and services while building and maintaining lasting relationships with our customers.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.
Certain comments contained in this news release concerning the anticipated financial results of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the T-3

Energy Services, Inc. Annual Report on Form 10-K for the year ended December 31, 2007 and other filings of the Company with the Securities and Exchange Commission.

Contact:	James M. Mitchell, Senior Vice President and Chief Financial Officer 713-996-4110